SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 8, 2009 (October 9, 2009)

GLEN ROSE PETROLEUM CORPORATION
(Exact name of registrant as specified in Charter)

Delaware	001-10179	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

One Energy Square, Suite 200
4925 Greenville Avenue, Dallas, TX 75206
(Address of Principal Executive Offices)

214-800-2663
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c)).

This Form 8-K and other reports filed by Glen Rose Petroleum Corporation (the “Corporation”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry, operations and results of operations and any businesses that we may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

           NASDAQ informed Glen Rose Petroleum Corporation in a letter dated October 8, 2009, that it was not in compliance with NASDAQ listing rule 5605 due to the resignation of Franz Skyranz as a director as reported on August 26, 2009 in that the Company no longer had three audit committee members as required by NASDAQ Rule 5605(c)(2)(A).

NASDAQ also stated that should the Company regain compliance with Rule 5605 by the earlier of the Company’s next shareholder meeting or August 25, 2010, or, alternatively, if the next annual shareholder’s meeting is held on or before February 21, 2010, compliance with 5605 is regained by February 21, 2010, no further delisting action will be taken.  If the Company does not regain compliance with 5605 during this cure period NASDAQ staff will provide it with a delisting notice which may be appealed to the NASDAQ Listing Qualifications Panel.

Item 9.01	Financial Statements and Exhibits

Attached as Exhibit 9.01 is a press release dated October 9, 2009 relating to the notice of NASDAQ listing non-compliance referenced above in Item 3.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2009

GLEN ROSE PETROLEUM CORPORATION

By:	/s/ Andrew Taylor-Kimmins
Andrew Taylor-Kimmins, President